EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Sun Microsystems, Inc. pertaining to the Sun Microsystems, Inc. 2005 U.S. Non-Qualified Deferred Compensation Plan of our reports dated August 27, 2007, with respect to the consolidated financial statements of Sun Microsystems, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2007, and the effectiveness of internal control over financial reporting of Sun Microsystems, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

May 7, 2008